Exhibit 10.8

MONOLITHIC POWER SYSTEMS, INC.

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) by and between Timothy Christoffersen (“Executive”) and Monolithic Power Systems, Inc. (the “Company”), is effective as of June 22, 2004 (the “Effective Date”).

1. Certain Definitions. For purposes of this Agreement:

(a) “Cause” means (i) Executive’s failure to comply with lawful directions of the chief executive officer or the Board of Directors of the Company (the “Board”), which failure is not cured within thirty (30) days following notice to Executive of such failure; (ii) Executive personally engaging in illegal conduct that a reasonable person would know to be detrimental to the Company; (iii) Executive being convicted of a felony; or (iv) Executive committing a material act of dishonesty, fraud or misappropriation of property respecting the Company.

(b) “Change of Control” means a merger or consolidation of the Company with or into any other corporation or corporations, or the merger of any other corporation or corporations with or into the Company, unless the shareholders of the Company before such transaction or related set of transactions hold at least a majority of the outstanding voting equity securities of the surviving corporation, or any transaction or series of related transactions to which the Company is a party in which in excess of fifty percent (50%) of the Company’s voting power is transferred by the then shareholders of the Company to third parties, excluding any consolidation or merger effected exclusively to change the domicile of the Company, or a sale of all or substantially all of the assets of the Company.

(c) “Disability” means Executive’s inability to substantially perform Executive’s duties as required by Executive’s employment with or services to the Company as the result of Executive’s incapacity due to physical or mental illness.

(d) “Good Reason” means, without Executive’s consent, (i) a reduction by the Company in the base salary and/or target bonus opportunity of Executive as in effect immediately prior to such reduction, except where a substantially equivalent percentage reduction in base salary is applied to all other officers of the Company; (ii) a material reduction by the Company in the kind or level of employee benefits to which Executive is entitled immediately prior to such reduction with the result that Executive’s overall benefits package is significantly reduced, except where a substantially equivalent reduction in benefits is applied to all other officers of the Company; (iii) a significant, adverse change in Executive’s title, authority, responsibilities or duties, as measured against his title, authority, responsibilities or duties immediately prior to such change, which change is not reversed or modified within thirty (30) days after notice from Executive to the Board describing in reasonable detail the significant, adverse change; or (iv) the relocation of Executive’s place of work to a facility or a location more than thirty-five (35) miles from Executive’s then-present work location.

2. Employment and Duties. As of the Effective Date, Executive will serve as Chief Financial Officer of the Company. Executive will render such business and professional services in the performance of his duties, consistent with Executive’s position within the Company, as will reasonably be assigned to him by the Board and the Company’s Chief Executive Officer. Executive will perform faithfully the duties assigned to him to the best of his ability. Executive may devote a reasonable amount of his time to civic, community, or charitable activities and, with the prior written approval of the Company, to serve as a director of other corporations and to other types of business or public activities not expressly mentioned in this paragraph. The Company specifically approves Executive’s service as a director of Genesis Microchip Incorporated and Executive’s expert witness activities in a semiconductor matter.

3. Compensation.

(a) Salary. In consideration of Executive’s services, Executive will be paid a base salary at the rate of no less than $170,000 per year during the period of employment (the “Base Salary”), to be paid in installments in accordance with the Company’s standard payroll practices. The Board will review the Base Salary for increases at least annually on the same basis as the Board will review the compensation of other executive officers of the Company, but such increases are not guaranteed.

(b) Bonus. Executive’s annual target bonus will be payable upon achievement of personal and Company specific performance objectives established by the Board or the Compensation Committee of the Board (the “Committee”).

(c) Stock Options.

(i) Initial Option. Subject to approval of the Board or the Committee, Executive will be granted a stock option to purchase 250,000 shares of the Company’s Common Stock (“Common Stock”) (as adjusted for stock splits, stock dividends and similar events between the date this Agreement is executed by both parties and the date of grant) at an exercise price equal to $10.00 per share (the “Initial Option”). Subject to the accelerated vesting provisions set forth herein, the Initial Option will be vested and exercisable on the date of grant as to 70,000 shares subject to the Initial Option. The remaining 180,000 shares subject to the Initial Option will vest as to 1/36th of such shares each month following the Effective Date, so that the Initial Option will be fully vested and exercisable three (3) years from the Effective Date, subject to Executive’s continued service to the Company through the relevant vesting dates. The Initial Option will be subject to the terms, definitions and provisions of the Company’s stock plan (the “Option Plan”) and the stock option agreement by and between Executive and the Company (the “Option Agreement”), both of which documents are incorporated herein by reference.

(ii) Director Options. All of Executive’s options to purchase Common Stock granted to him prior to the Effective Date in his capacity as a member of the Board (the “Director Options”) will be cancelled and terminate to the extent any such options have not vested as of the Effective Date. Executive will have no further rights with respect to such cancelled Director Options or the shares subject to such options. All vested Director Options that remain outstanding following the Effective Date will continue to be subject to the terms and conditions of the plan under which they were granted, if any, and any agreements between Executive and the Company relating to such options.

(iii) Post-Termination Exercise Period. In the event that Executive resigns from the Company or the Company terminates Executive’s employment for any reason at any time, Executive will have six (6) months following such resignation or termination to exercise all outstanding Options (as defined in Section 8).

4. At-Will Employment. The parties agree that Executive’s employment with the Company will be “at-will” employment and may be terminated at any time with or without cause or notice. Executive understands and agrees that neither his job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of his employment with the Company. If Executive’s employment terminates for any reason, Executive will not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement, or as may otherwise be available in accordance with the Company’s established employee plans and policies or other written agreements with Executive at the time of termination.

5. Benefits. The Company will reimburse Executive for his monthly health insurance premiums for coverage Executive has with Blue Cross as of the Effective Date, not to exceed the amount the Company would have otherwise paid to have Executive and his eligible dependents covered under the Company’s group health insurance had Executive elected such coverage. In the event Executive or any of his eligible dependents become covered under the Company’s group health insurance, the Company will no longer reimburse Executive for premiums Executive and his eligible dependents incur for coverage outside of the Company’s health coverage. Executive, together with his spouse and dependent children, if any, will be permitted, to the extent eligible, to participate in any group dental, life insurance and disability insurance plans, or similar benefit plans of the Company that are available to other executive officers in each case pursuant to the terms and conditions of each such plan or program. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

6. Paid Time Off. Executive will be entitled to fifteen (15) days of paid time off (PTO) annually in accordance with the Company’s policy (including, without limitation, its policy relation to maximum accrual), with the timing and duration of specific vacations mutually and reasonably agreed to by the parties hereto.

7. Expenses and Perquisites. The Company will reimburse the reasonable travel, entertainment or other expenses incurred by Executive in the furtherance of or in connection with the performance of his duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time. In addition, for the first twelve (12) months following the

Effective Date that Executive is employed hereunder, the Company will provide Executive with a housing allowance of $2,000 per month, less applicable withholding taxes. In the event Executive’s employment with the Company terminates for any reason within twelve (12) months of the Effective Date, the Company will cease providing Executive with such housing allowance.

8. Change of Control. Upon a Change of Control that occurs while Executive is an employee of the Company, the Initial Option together with all stock options granted by the Company to Executive whether granted on, or after the Effective Date (the “Options”) will become fully vested and exercisable as of the date of the Change of Control to the extent such Options are outstanding and unexercisable at such time and all stock subject to a right of repurchase by the Company issued by the Company to Executive (“Restricted Stock”) that was issued prior to the Change of Control will have such right of repurchase lapse with respect to all of the shares as of the date of the Change of Control.

9. Termination.

(a) Termination for Cause and Voluntary Termination without Good Reason. In the event that Executive resigns from the Company without Good Reason, or the Company terminates Executive’s employment for Cause, Executive will not receive any compensation or benefits under this Agreement on account of such termination, except for obligations accrued at such time. Executive’s rights under any applicable Company benefit plans upon such termination will be determined under the provisions of the respective benefit plans as they may be in effect from time to time.

(b) Termination for other than Cause, Death or Disability and Voluntary Termination with Good Reason. Subject to Sections 8 and 10 hereof, if the Company terminates Executive’s employment for other than Cause, death or disability, or Executive resigns from the Company for Good Reason, then Executive will receive accelerated vesting equivalent to twelve (12) months of service beyond the date of his termination with respect to the Options and Restricted Stock in addition to Executive’s rights under any applicable Company benefit plans determined under the provisions of the respective benefit plans as they may be in effect from time to time.

(c) Termination for other than Cause, Death or Disability and Voluntary Termination with Good Reason within Eighteen Months Following a Change of Control. Subject to Section 10 below, if within eighteen (18) following a Change of Control (i) the Company terminates Executive’s employment with the Company other than for Cause, death or disability, or (ii) Executive resigns from his employment with the Company for Good Reason, then, in addition to the benefits described in Section 9(b), Executive will be entitled to receive a lump sum payment (less applicable withholding taxes) equal to six (6) months of Executive’s Base Salary, as then in effect or (if greater) at the level in effect immediately prior to the Change of Control.

(d) Death. In the event of Executive’s death, except for obligations accrued at such time, the Company will have no obligation to pay or provide any compensation or benefits under this Agreement. Executive’s rights under the Company’s benefit plans in the event of Executive’s death will be determined under the provisions of such benefit plans as they may be in effect from time to time.

(e) Disability. In the event of Executive’s Disability, except for obligations that have accrued prior to Executive’s Disability, no compensation or benefits will be paid or provided to Executive under this Agreement. Executive’s rights under the Company’s benefit plans will be determined under the provisions of such benefit plans as they may be in effect from time to time.

10. Conditional Nature of Severance Benefits.

(a) Separation Agreement and Release of Claims. The receipt of any severance pursuant to Section 9(b) or (c) will be subject to Executive signing and not revoking a separation agreement and release of claims in a form reasonably acceptable to the Company. No severance pursuant to such Section will be paid or provided until the separation agreement and release agreement becomes effective.

(b) No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that Executive may receive from any other source reduce any such payment.

11. Sale Restriction. Without the Company’s consent, Executive agrees and acknowledges that he will not offer, pledge, sell, contract to sell, sell any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any securities of the Company or enter into any swap, hedging or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any securities of the Company (whether acquired before, on, or after the Effective Date of this Agreement) until the later of (i) June 22, 2005 or (ii) 180 days after the effective date of the first registration statement that is filed by the Company under the Securities Act of 1933, as amended. This Section 11 will be in addition to any other restrictions to which Executive may otherwise be subject and will not supercede any other agreements or arrangements concerning the same subject matter.

12. Proprietary Information. During the period of employment and thereafter, Executive will not, without the prior written consent of the Company, disclose or use for any purpose (except in the course of his employment under this Agreement and in furtherance of the business of the Company or any of its affiliates or subsidiaries) any confidential information or proprietary data of the Company. Executive agrees to enter into the Company’s Confidential Information and Invention Assignment Agreement (“Confidentiality Agreement”) upon commencing employment hereunder.

13. Covenant Not to Solicit. Beginning with the date of Executive’s termination and until one (1) year thereafter, Executive agrees that he will not:

(i) solicit, encourage, or take any other action which is intended to induce any other employee of the Company to terminate his employment with the Company, or

(ii) interfere in any manner with the contractual or employment relationship between the Company and any employee of the Company.

14. Arbitration.

(a) General. In consideration of Executive’s service to the Company, its promise to arbitrate all employment related disputes and Executive’s receipt of the compensation, pay raises and other benefits paid to Executive by the Company, at present and in the future, Executive agrees that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, shareholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from Executive’s service to the Company under this Agreement or otherwise or the termination of Executive’s service with the Company, including any breach of this Agreement, will be subject to binding arbitration under the Arbitration Rules set forth in California Code of Civil Procedure Section 1280 through 1294.2, including Section 1283.05 (the “Rules”) and pursuant to California law. Disputes which Executive agrees to arbitrate, and thereby agrees to waive any right to a trial by jury, include any statutory claims under state or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the California Fair Employment and Housing Act, the California Labor Code, claims of harassment, discrimination or wrongful termination and any statutory claims. Executive further understands that this Agreement to arbitrate also applies to any disputes that the Company may have with Executive.

(b) Procedure. Executive agrees that any arbitration will be administered by the American Arbitration Association (“AAA”) and that a neutral arbitrator will be selected in a manner consistent with its National Rules for the Resolution of Employment Disputes. The arbitration proceedings will allow for discovery according to the rules set forth in the National Rules for the Resolution of Employment Disputes or California Code of Civil Procedure. Executive agrees that the arbitrator will have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication and motions to dismiss and demurrers, prior to any arbitration hearing. Executive agrees that the arbitrator will issue a written decision on the merits. Executive also agrees that the arbitrator will have the power to award any remedies, including attorneys’ fees and costs, available under applicable law. Executive understands the Company will pay for any administrative or hearing fees charged by the arbitrator or AAA except that Executive will pay the first $125.00 of any filing fees associated with any arbitration Executive initiates. Executive agrees that the arbitrator will administer and conduct any arbitration in a manner consistent with the Rules and that to the extent that the AAA’s National Rules for the Resolution of Employment Disputes conflict with the Rules, the Rules will take precedence.

(c) Remedy. Except as provided by the Rules, arbitration will be the sole, exclusive and final remedy for any dispute between Executive and the Company. Accordingly, except as provided for by the Rules, neither Executive nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration. Notwithstanding, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator will not order or require the Company to adopt a policy not otherwise required by law which the Company has not adopted.

(d) Availability of Injunctive Relief. In addition to the right under the Rules to petition the court for provisional relief, Executive agrees that any party may also petition the court for injunctive relief where either party alleges or claims a violation of this Agreement or the Confidentiality Agreement or any other agreement regarding trade secrets, confidential information, nonsolicitation or Labor Code §2870. In the event either party seeks injunctive relief, the prevailing party will be entitled to recover reasonable costs and attorneys’ fees.

(e) Administrative Relief. Executive understands that this Agreement does not prohibit Executive from pursuing an administrative claim with a local, state or federal administrative body such as the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission or the workers’ compensation board. This Agreement does, however, preclude Executive from pursuing court action regarding any such claim.

(f) Voluntary Nature of Agreement. Executive acknowledges and agrees that Executive is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. Executive further acknowledges and agrees that Executive has carefully read this Agreement and that Executive has asked any questions needed for Executive to understand the terms, consequences and binding effect of this Agreement and fully understand it, including that Executive is waiving Executive’s right to a jury trial. Finally, Executive agrees that Executive has been provided an opportunity to seek the advice of an attorney of Executive’s choice before signing this Agreement.

15. Tax Provisions. In the event that the benefits provided for in the Agreement, when aggregated with any other payments or benefits received by Executive, would (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then Executive’s benefits hereunder will be either

(a) delivered in full, or

(b) delivered as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Unless the Company and Executive otherwise agree in writing, any determination required under this paragraph will be made in writing by the Company’s independent public accountants (the “Accountants”) whose determination will be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this paragraph, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this paragraph.

16. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of California applicable to agreements made and to be performed entirely within such state, without regard to principles of conflicts of laws.

17. Integration. This Agreement, the Confidentiality Agreement, any written agreements or other documents evidencing matters referred to herein and any written Company existing plans that are referenced herein represent the entire agreement and understanding between the parties as to the subject matter hereof and thereof and supersede all prior or contemporaneous agreements as to the subject matter hereof and thereof, whether written or oral.

18. Notices. Notices and all other communications contemplated by this Agreement will be in writing and will be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of Executive, mailed notices will be addressed to him at the home address that he most recently communicated to the Company in writing. In the case of the Company, mailed notices will be addressed to its corporate headquarters, and all notices will be directed to the attention of its Chief Financial Officer.

19. Waiver etc. No waiver, alteration, or modification, if any, of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto. If either party should waive any breach of any provisions of this Agreement, such party will not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

20. Severability. If any term of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms of this Agreement will remain in full force and effect and will in no way be affected, impaired or invalidated.

21. Counterparts. This Agreement may be executed in counterparts, which together will constitute one instrument.

The parties have executed this Agreement as of the date first above written.

“Company”

Monolithic Power Systems, Inc.

By:	/s/ Michael Hsing	Date:	7/8/2004

Name:	Michael Hsing

Title:	CEO

“Executive”

	/s/ Tim Christoffersen	Date:	July 7, 2004

Name:	Tim Christoffersen

EMPLOYMENT AGREEMENT (TIMOTHY CHRISTOFFERSEN)